EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of
Municipal Investment Trust Fund,
Intermediate Term Series--311, Defined Asset Funds

We consent to the use in this Registration Statement No. 333-37931 of our report dated January 30, 1998, relating to the Statement of Condition of Municipal Investment Trust Fund, Intermediate Term Series--311, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
January 30, 1998